Micro-Integration Corp. and Subsidiaries
         Exhibit 11.1 - Statement re: Computation of Earnings Per Share



                                         Three months ended    Nine months ended
                                            December 31           December 31
                                          1996      1995      1996       1995
                                        -------    -------   -------    -------
                                           (unaudited)           (unaudited)

Average shares outstanding                2,410      2,423     2,410      2,423

Net effect of dilutive stock options
 based on the treasury stock method
 using average market price                   0          0         0          0
                                        -------    -------   -------    -------

Total                                     2,410      2,423     2,410      2,423
                                        =======    =======   =======    =======

Net Loss                                $  (244)   $    15   $  (819)   $  (808)
                                        =======    =======   =======    =======

Per share amount                        $ (0.10)   $  0.01   $ (0.34)   $ (0.33)
                                        =======    =======   =======    =======

Note: Fully diluted earnings per share equals primary earnings per share.